FOR IMMEDIATE RELEASE

November 25, 2015

Abakan, Inc. (“ABKI”: OTC US) – New York, New York

Unsecured Creditors of Abakan, Inc. file Involuntary Chapter 11 in Florida;

secured creditor moves to dismiss against Abakan and MesoCoat, Inc. or to alternatively convert Abakan filing to a Chapter 7. Proposed settlement offers being considered by Receiver and to be publicly addressed at federal court fairness hearing on December 16th 2015 in New York.

On November 5, 2015, certain creditors of Abakan, Inc. (“Abakan”) and certain creditors of

MesoCoat, Inc. (“MesoCoat”) filed a Chapter 11 involuntary bankruptcy petition in the

Southern District of Florida. On November 19, 2015, the Honorable Judge Cristol ruled that an automatic stay does not arise upon the filing of an involuntary petition. The secured creditor

George Town Associates S.A. and Judgment Creditor Sonoro Invest, S.A., moved to dismiss the petitions of the creditors of MesoCoat and Abakan, saying they were filed in bad faith, and they further requested that the Abakan petition be converted to a liquidating Chapter 7 petition.  Petitioning creditors dispute these allegations.

At a hearing to be held on December 16, 2015 at 3:30 p.m. in courtroom 15B at 500 Pearl

Street, lower Manhattan, the United States District Court for the Southern District of New York

(the “New York Court”) will be considering for approval certain proposed settlement transactions. This proceeding is open to the public. The court appointed Receiver over

Mesocoat and Abakan, Robert W. Seiden, has been and continues to review several proposed offers for alternative settlement transactions to be presented to the New York Court. As of today, the proposals are from George Town Associates, S.A., Liquidmetal Coatings Inc., and a

China-based company Jiangxi Hengda Group.

The New York Court has entered a scheduling order that permits creditors and other interested parties to file opposition to the publicly filed Satisfaction and Transaction

Agreement, or any other proposal with the New York Court no later than Monday, December

7, 2015  by providing such opposition papers to Geoffrey Aaronson, Esq.

(gaaronson@aspalaw.com) and Tamara McKeown, Esq. (tmckeown@aspalaw.com) at

Aaronson Schantz Beiley P.A., 100 S.E. 2nd Street, Miami, Florida 33131, 786-594-3000.

So far the George Town Associates S.A. proposal has been filed with the New York Court. If approved, under the Satisfaction and Transaction Agreement proposed by George Town

Associates, S.A. and Sonoro Invest, S.A. (another judgment creditor of Abakan), they will receive (i) all of the stock and ownership in MesoCoat, Inc. free and clear of all liens, claims and encumbrances and (ii) all claims, causes of action, judgments and suits accruing prior to the effective date of the Satisfaction Agreement that MesoCoat and Abakan may have against third parties. In addition, this transaction would alleviate MesoCoat of the debt it owes to its largest creditors and enable it to continue as a going concern. The other two proposed transactions are being finalized for submission to the Receiver for evaluation and provision to the New York Court in advance of the fairness hearing.

The bankruptcy cases are filed under the headings In re: MesoCoat, Inc. Case No. 15-29607-AJC and In re: Abakan, Inc., Case No. 15-29606-AJC.

For any questions of the Abakan and MesoCoat Receiver, please contact David G. Liston, Esq.,

general counsel to the Receiver, at 212-822-0160, or Thomas Messana, Esq., bankruptcy counsel to the Receiver at 954-712-7400.

For any questions of counsel for the petitioning unsecured creditors, please contact Linda

Leali, Esq. at 305-341-0671.

For any questions of counsel for the Abakan board of directors, please contact Geoffrey

Aaronson, Esq. at 786-594-3528.